Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into as of July 29, 2013 between CTC Media, Inc., a Delaware corporation (the “Company”), and Boris Podolsky. The parties agree as follows:

1.                                      Last Date of Employment.  Mr. Podolsky’s last day of employment with the Company, the Moscow Representative Office of the Company and/or each and every one of its direct or indirect subsidiaries (together with the Company, the “Group”) shall be July 31, 2013 (the “Separation Date”). The termination of his employment with the Company is at the election of Mr. Podolsky pursuant to Section 5(d) of the Employment Agreement entered into between the Company and Mr. Podolsky as of July 31, 2012, as amended (the “Employment Agreement”).

2.                                      Employment Agreement.  Up to and including the Separation Date, the Employment Agreement shall remain in full force and effect.

3.                                      Base Salary; Vacation Pay; Expenses.  The parties acknowledge that Mr. Podolsky is entitled to (i) any accrued but unpaid Base Salary, (ii) any vacation pay in respect of vacation days accrued but untaken, and (iii) any unreimbursed expenses properly incurred; each through the Separation Date, less all applicable taxes and withholdings; and the Company hereby agrees to pay all such amounts in one lump sum on or about August 30, 2013..

4.                                      Waiver of Notice; Severance Payments. The Company hereby waives the notice period required under Section 5(d) of the Employment Agreement, and agrees to pay to Mr. Podolsky a lump sum payment of $800,000, equal to twelve (12) months of his Base Salary (representing the amounts that would be payable under Section 6(b) of the Employment Agreement, were such section to apply, plus six months’ Base Salary in lieu of notice). One-half of such amount shall be paid on or about August 30, 2013, and the remaining one-half of such amount shall be paid on or about September 30, 2013; in each case in either US dollars or Russian rubles at the then-effective exchange rate, at the election of Mr. Podolsky, to an account or accounts notified by Mr. Podolsky to the Company.

5.                                      Annual Bonus.  Mr. Podolsky hereby acknowledges and agrees that he shall have no entitlement to any annual cash bonus in respect of 2013 pursuant to Section 3(b) of the Employment Agreement or otherwise.

6.                                       Equity Awards.  Mr. Podolsky and the Company hereby agree that as of the Separation Date:

(a)                                 An aggregate of 650,000 shares of the Company’s common stock (the “Vested Shares”) are vested and unexercised under the Stock Option Agreement dated as of December 10, 2007 between the Company and Mr. Podolsky (the “Option Agreement”). Mr. Podolsky hereby acknowledges and agrees that no additional shares shall vest or be capable of vesting under the Option Agreement following the Separation Date. The Company hereby agrees that the Vested Shares shall remain exercisable pursuant to the terms of the Option Agreement until December 31, 2014, notwithstanding any provision of the Option Agreement to the contrary, after which the option to purchase any Vested Shares that then remain unexercised shall terminate and lapse.

(b)                                 Mr. Podolsky hereby acknowledges that no restricted stock units (“RSUs”) have vested pursuant to the RSU Award issued to Mr. Podolsky by the Company pursuant to the Company’s 2013 Equity Incentive Plan (the “RSU Award”), and that the RSU Award shall terminate and be of no further force or effect as of the Separation Date.

7.                                      Insurance.  The Company hereby agrees to maintain in full force and effect, and to pay all Group-funded premiums in respect of, all Group-funded private health and life insurance policies currently in effect in respect of Mr. Podolsky and/or the members of his immediate family pursuant to Section 3(e) of the Employment Agreement, through December 31, 2013.

8.                                      Separation Bonus.  In recognition of Mr. Podolsky’s contributions to the Group, the Company hereby agrees to pay to Mr. Podolsky, in addition to the other amounts payable hereunder, a special cash separation bonus in the net amount of $200,000 (net of any applicable income tax due) (the “Separation Bonus”). The Separation Bonus shall be paid by the Company in one lump sum on or about August 9, 2013; provided that Mr. Podolsky remains in compliance with the obligations described in Sections 10 and 11 below, and provided further that Mr. Podolsky provides reasonable transition assistance to his successor.

9.                                      No Other Separation Benefits.  Mr. Podolsky acknowledges and agrees that, other than as set forth herein, from the Separation Date, Mr. Podolsky is entitled to no other salary, bonus, consideration and/or benefits under the Employment Agreement, Option Agreement, RSU Award or any other employment agreement or grant or benefits agreement between Mr. Podolsky and any member of the Group.  It is acknowledged that in accordance with Russian law the Moscow Representative Office of the Company and/or those Russian members of the Group that employ Mr. Podolsky may be required to enter into agreements with Mr. Podolsky regarding the termination of his employment with such Moscow Representative Office and/or Group members.  To the extent that Russian law requires the Moscow Representative Office of the Company and/or any member of the Group to make any severance, separation or termination payments to Mr. Podolsky pursuant to such agreements or otherwise, the aggregate amount of such payments shall be deducted from any payment to be made to Mr. Podolsky hereunder.

10.                               Non-Competition and Non-Solicitation. Mr. Podolsky acknowledges that his obligations to comply with the non-competition and non-solicitation provisions set forth in Section 7 of the Employment Agreement shall remain in full force and effect following the Separation Date, and hereby confirms that he will comply with such provisions. Mr. Podolsky further acknowledges and agrees that such non-competition obligations shall continue in full force and effect until the first anniversary of the Separation Date, and that such non-solicitation obligations shall continue in full force and effect until the second anniversary of the Separation Date, pursuant to the terms thereof.

11.                               Proprietary Information.  Mr. Podolsky acknowledges his obligation to keep confidential all non-public information concerning the Group that he acquired during the course of his employment with the Company, as stated more fully in Section 8 of the Employment Agreement, which remains in full force and effect.  Mr. Podolsky further acknowledges and agrees that such obligation shall continue in full force and effect both from the date hereof through the Separation Date and after the Separation Date.

12.                               Return of Company Property.  Mr. Podolsky agrees to return (i) all equipment and property belonging to the Group including, but not limited to, any Group credit card (and to be responsible for all non-business related expenses), but excluding the automobile provided for by Section 3(f) of the Employment Agreement, by no later than August 30, 2013; and (ii) the automobile provided for by Section 3(f) of the Employment Agreement, by no later than September 30, 2013.  For the avoidance of doubt, Mr. Podolsky shall be entitled to the use of his current corporate car and driver through September 30, 2013.

13.                               Release.

(a)                                 Release by Executive. In consideration of the payment of the separation benefits set out above, Mr. Podolsky hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, and its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from (i) any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), relating to Mr. Podolsky’s employment with the Company, compensation in respect thereof (whether cash, equity or otherwise) and/or the termination thereof which Mr. Podolsky ever had, could have had or now has against the Released Parties, whether known or unknown, suspected or unsuspected, (ii) all common law claims including, but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, (iii) any claim or damage (including a claim for retaliation) under any common law theory or any US federal, state or local statute or ordinance not expressly referenced above and (iv) any claim of any kind whatsoever brought under the laws of the Russian Federation or local subdivision thereof. Notwithstanding any provision of this Release to the contrary, (A) the Indemnification Agreement between the Company and Mr. Podolsky shall continue in full force and effect and, subject to the terms and conditions thereof, Mr. Podolsky shall be entitled to all rights and protections afforded to him by such agreement; (B) those provisions of the Employment Agreement that expressly survive termination of that agreement shall continue in full force and effect; (C) there shall survive any claim (I) for any Accrued Amounts payable under the Employment Agreement which have not yet been paid or (II) for any benefits under any medical, dental, vision, or other welfare plan that are payable by the Company that have been incurred prior to, but that have not been processed and/or paid to Mr. Podolsky as of the date hereof; and (D) there shall survive any claim for interests, if any, that Mr. Podolsky may have accrued prior to his date of termination under any pension, savings or similar retirement plan or vehicle maintained by the Company.

(b)                                 Release by Company.  In consideration of Mr. Podolsky executing and delivering this Agreement, the Company hereby irrevocably and unconditionally releases, remises and discharges Mr. Podolsky, his heirs and administrators, or any of them, from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, account, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorney fees and costs) relating to Mr. Podolsky’s employment and/or the termination thereof which the Company ever had, could have had or now has against Mr. Podolsky whether known or unknown, suspected or unsuspected.

14.                               Amendment.  This Agreement shall be binding upon the parties and may only be abandoned, supplemented, changed or modified in any manner in writing.

15.                               Applicable Law; Jurisdiction.  This Agreement shall be governed exclusively by the laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

16.                               Voluntary Assent.  Mr. Podolsky states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

17.                               Entire Agreement.  This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the termination of the Employment Agreement, and supersedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

18.                               Counterparts.  This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

19.                               Resignation of Group Positions.  From and following the Separation Date, Mr. Podolsky agrees, at the request of the Company and from time to time, to tender his written resignation from any director or officer positions he holds in the Moscow Representative Office of the Company and/or any of the other companies within the Group.  The Company agrees not to make any claims against Mr. Podolsky in connection with his holding any position as an officer and/or director of the Moscow Representative Office of the Company and/or any of the Group companies.

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IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

	CTC MEDIA, INC.	EXECUTIVE

By:	/S/ ANGELO CODIGNONI	/s/ BORIS PODOLSKY
	Name:Angelo Codignoni	Boris Podolsky
Co-Chairman of the Board

	Address:	Address:

31A Leningradsky Prospekt
125284 Moscow
Russia

Attn: Company Secretary